Exhibit 5.01

[FENWICK & WEST LETTERHEAD]

February 7, 2014

ShoreTel, Inc.
960 Stewart Drive
Sunnyvale, California 94085

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by ShoreTel, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission on or about February 7, 2014 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,671,924 shares of the Company’s Common Stock (the “Stock”), subject to issuance by the Company upon (a) the exercise or settlement of awards granted or to be granted under the Company’s 2007 Equity Incentive Plan (the “2007 Plan”) or (b) the exercise of purchase rights granted or to be granted under the Company’s 2007 Employee Stock Purchase Plan (the “2007 Purchase Plan”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(2)	the prospectuses prepared in connection with the Registration Statement;

(3)	the Company’s Third Restated Certificate of Incorporation (the “Restated Certificate”), filed with the Delaware Secretary of State on July 9, 2007;

(4)	the Company’s Third Amended and Restated Bylaws (the “Bylaws”), as adopted on November 4, 2009;

(5)
the minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) at which, or pursuant to which, the Restated Certificate and Bylaws were approved;

(6)	the minutes of meetings and actions by written consent of the Board and the Stockholders at which, or pursuant to which, the 2007 Plan and 2007 Purchase Plan were adopted and approved;

(7)
the stock records that the Company has provided to us (consisting of a certificate from the Company’s transfer agent verifying the number of the Company’s issued and outstanding shares of capital stock as of February 6, 2014 and a statement prepared by the Company as to the number of issued and outstanding options and rights to purchase or otherwise receive or acquire shares of the Company’s capital stock and any additional shares of capital stock reserved for future issuance in connection with the 2007 Plan or the 2007 Purchase Plan);

(8)
a Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated February 7, 2014, stating that the Company is qualified to do business and is in good standing under the laws of the State of Delaware; and

(9)	an Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Opinion Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.  We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate.  We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the existing Delaware General Corporation Law and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, we are of the following opinion:

(1)	the Company is a corporation validly existing and in good standing under the laws of the State of Delaware;

(2)
the 3,059,937 additional shares of Stock that may be issued and sold by the Company upon the exercise or settlement of awards granted or to be granted pursuant to the 2007 Plan, when issued, sold and delivered in accordance with the 2007 Plan and purchase agreements to be entered into thereunder, and in the manner and for the consideration referred to in the Form S-8 prospectus associated with the 2007 Plan, will be validly issued, fully paid and nonassessable; and

(3)
the 611,987 additional shares of Stock that may be issued and sold by the Company upon the exercise of purchase rights granted or to be granted under the 2007 Purchase Plan, when issued, sold and delivered in accordance with the 2007 Purchase Plan, stock purchase and other agreements entered into or to be entered into thereunder, and in the manner and for the consideration referred to in the Form S-8 prospectus associated with the 2007 Purchase Plan and the Registration Statement, will be validly issued fully paid and nonassessable.

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We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.  This opinion is intended solely for use in connection with issuance and sale of the Stock subject to the Registration Statement and is not to be relied upon for any other purpose.  This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

/s/ Fenwick & West